THIS CONVERTIBLE DEBENTURE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF  1933, AS AMENDED.

$__________________

GATC HEALTH, INC.

 CONVERTIBLE DEBENTURE

This Convertible Debenture (the “Debenture”) is one of a series of duly authorized and issued Convertible Debentures of GATC HEALTH, INC. a Wyoming corporation (the “Company”) having its principal place of business located at 2030 Main Street, Suite 660, Irvine, California 92614 , in the aggregate principal amount of Four Million Dollars ($4,000,000), issued in connection with a certain  Convertible Debenture Purchase Agreement (as defined below) of even date herewith entered into by and among the Company and the holder herein,

(the “Holder”)

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder, or its nominee, the principal sum of $ on  (the “Maturity Date”), and to pay interest to the Holder, if any, on the then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

1)

Interest.

a)

Payments. The Company shall pay interest to the Holder on the then outstanding principal amount of this Debenture at the rate of eight per cent (8%) per annum until the Maturity Date when all unpaid interest shall be due and payable together with the principal amount of this Debenture.

b)

Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the “Debenture Register”).

2). Conversion.

a)

Automatic Conversion on Qualified Financing: In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which it sells shares of its common stock (the “Common Stock”), with an aggregate offering price of not less than $1,000,000, excluding any and all indebtedness that is converted into Common Stock (e.g., the Debentures), and with the principal purpose of raising capital (a “Qualified Financing”), then the Debentures will automatically convert all principal, together with all accrued and unpaid interest under the Debenture, into the Common Stock of the Company. The conversion price (“Conversion Price”) will be equal to the lesser of a) a 25% discount of the price per share of Common Stock in the Qualified Financing; or b) $3.75 per share.

b)

Automatic Conversion on Maturity Date: If the Company does not consummate a Qualified Financing prior to the Maturity Date, then upon the Maturity Date, all principal, together with all accrued and unpaid interest under the Debenture will automatically convert, into shares of Common Stock at a conversion price $3.75 per share.

c)

Holder’s Right to Convert. The Holder of this Debenture shall have the right, at Holder’s option, at any time after the Original Issue Date, to convert all, or, in multiples of a minimum of $1,000.00, any part of this Debenture into such number of fully paid and nonassessable shares of Common Stock as shall be provided herein. The Holder of this Debenture may exercise the conversion right by giving written notice (a “Conversion Notice”) to the Company of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by this Debenture. The number of shares of Common Stock that shall be issuable upon conversion of the Debenture shall equal the then outstanding principal amount of this Debenture being converted, plus all accrued and unpaid interest due and payable on the Debenture being converted on the Conversion Date (defined below) or a portion thereof (in the discretion of the Holder) divided by the Conversion Price (as defined below) in effect on the date the Conversion Notice is given. Conversion shall be deemed to have been affected on the date the Conversion Notice is delivered to the Company (each, a “Conversion Date”). Within 10 business days after a Conversion Date, the Company shall issue and deliver by hand against a signed receipt therefor or by reputable overnight delivery carrier to the address designated in the Conversion Notice, a stock certificate or stock certificates of the Company representing the number of shares of Common Stock to which Holder is entitled, including accrued and unpaid interest up to and through the Conversion Date.  If a stock certificate or stock certificates are not delivered within 10 business days after a Conversion Date, the Company shall pay and/or grant to Holder 0.001% (on a Fully Diluted Basis) of the Company’s Common Stock per day until such certificates are delivered. The conversion rights will be governed by the following provisions:

i)

Conversion Price. On the issue date hereof and until such time as an adjustment shall occur, the Conversion Price shall be equal to the lesser of: a) a 25% discount of the price per share of Common Stock at the time of any Qualified Financing; or b) $3.75 per share.

ii)

The Company shall have honored all conversions and exchanges to date.

iii)

The Company has or will reserve a sufficient number of authorized but unissued shares of Common Stock to satisfy all potential conversion and exchange notices for the Debentures.

iv)

Conversion Stock Restricted.  The shares of Common Stock to be tendered to the Holder upon Conversion (if any), shall be restricted stock and subject to Rule 144 of the Securities Exchange Act of 1933, as amended.

v)

Adjustment. If and whenever any Additional Common Stock (as herein defined) shares shall be issued by the Company (the “Stock Issue Date”) for a gross consideration per share less than the Conversion Price, then in each such case the initial Conversion Price shall be reduced to a new Conversion Price equal to the gross consideration per share received by the Company for the additional shares of Common Stock then issued, and accordingly, the number of shares issuable to Holder upon conversion shall be proportionately increased as a result thereof; and, in the case of shares issued without consideration, the initial Conversion Price shall be reduced in amount and the number of shares issued upon conversion shall be increased in an amount so as to maintain for the Holder the right to convert this Debenture into shares equal in amount to the same percentage interest in the Common Stock of the Company as existed for the Holder immediately preceding the applicable Stock Issue Date.

3)

Consideration for Shares.

Subject to any adjustment pursuant to Section 2(c)(vi) hereof, in case of the issuance of Additional Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of the cash received by Company for such shares. In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received as determined by an investment banking firm selected by Holder.

4)

Reclassification of Shares.

In case of the reclassification of securities into shares of Common Stock, the shares of Common Stock issued in such reclassification shall be deemed to have been issued for a consideration other than cash. Shares of Additional Common Stock issued by way of dividend or other distribution on any class of stock of the Company shall be deemed to have been issued without consideration.

5)

Split up or Combination of Shares.

Except for the stock split described in Schedule of the Purchase Agreement, in case issued and outstanding shares of Common Stock shall be subdivided or split up into a greater number of shares of the Common Stock, the Conversion Price shall be proportionately decreased, and in case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

6)

Additional Common Stock.

The term “Additional Common Stock” herein shall mean, in its broadest sense, all shares of Common Stock or Common Stock Equivalents hereafter issued by the Company (including, but not limited to Common Stock held in the treasury of the Company), except Common Stock or Common Stock Equivalents issued in any issuance of Common Stock pursuant to an incentive stock option plan complying with Section 422 of the Internal Revenue Code of 1986, restricted stock issued for bona fide services or other employee, consultant or director compensation, provided that the total number of shares of Common Stock in all Exempt Issuances shall not exceed 10% of the total outstanding shares of the Company (“Exempt Issuance”).

7)

Distributions.

a)

In the event of  any distribution to all Common Stock holders of any stock, indebtedness of the Company or assets (excluding cash dividends or distributions from retained earnings) or other rights to purchase securities or assets, then, after such event, this Debenture will be convertible into the kind and amount of securities, cash and other property which the holder of the Debenture would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event.

b)

In case of any capital reorganization, reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), this Debenture shall be convertible into the kind and number of shares of stock or other securities or property of the Company to which the holder of the Debenture would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event. The provisions of the foregoing sentence shall similarly apply to successive reorganizations, reclassifications, consolidations, exchanges, leases, transfers or other dispositions or other share exchanges.

8)

Notice of Adjustment.

In the event the Company shall propose to take any action which shall result in an adjustment in the Conversion Price, the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of 10 days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Debenture. Additionally, following completion of an event wherein the Conversion Price shall be adjusted, the Company shall furnish to the holder of this Debenture a statement, signed by an authorized officer of the Company of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect.

9)

Reservation of Shares.

The Company warrants and agrees that it shall at all times reserve and keep available, free from preemptive rights, sufficient authorized and unissued shares of Common Stock to effect conversion of this Debenture.

10)

“Piggyback” Registration Rights.

In the event, if any, that the Company files a registration statement for a public offering with the Securities and Exchange Commission, the Holder will be entitled to include any shares of Common Stock it has been issued upon the conversion of this Debenture, such rights being specifically set forth in the Purchase Agreement simultaneously entered into by and between Holder and the Company on the date hereof (the “Piggyback Rights”); provided, however, that the Holder’s Piggyback Rights shall be subject to, and conditional upon, the right of the Company and its underwriters to reduce or  eliminate such rights at their discretion in any such public offering.

11)

Different Denominations.

This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

12)

Investment Representations.

This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Convertible Debenture Purchase Agreement, and the Investor Questionnaire relating to this Debenture and the transactions contemplated thereby, and may be transferred or exchanged only in compliance with the Convertible Debenture Purchase Agreement and applicable federal and state securities laws and regulations.

13)

 Reliance on Debenture Register.

Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

14) Definitions.

For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or (h) an application for the appointment of a receiver or liquidator for the Company or any of its material assets.

“Capital Lease” means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

“Debenture Register” shall have the meaning set forth in Section 2(b).

“Event of Default” shall have the meaning set forth in Section 6.

“GAAP” shall mean generally accepted accounting principles.

“Interest Expense” means, with respect to any Person and for any period (without duplication), all interest on that Person’s Debt, whether paid in cash or accrued as a liability and payable in cash during any subsequent period (including, without limitation, the interest component of Capital Leases), as determined by GAAP.

“Liabilities” mean all liabilities, obligations and indebtedness of any and every kind and nature (including, without limitation, lease obligations, accrued interest, charges, expenses, attorneys’ fees and other sums) chargeable to the Company and made to or for the benefit of the Company, whether arising under this Debenture or otherwise, whether heretofore, now or hereafter owing, arising, due or payable from Company to the Holder and however evidenced, credited, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligation of performance.

“Original Issue Date” shall mean the date first written above,  regardless of the number of transfers of this or any portion of this Debenture and regardless of the number of instruments which may be issued to evidence such Debenture or Debentures.

“Purchase Agreement” means the Convertible Debenture Purchase Agreement of even date herewith, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Transaction Documents” shall mean this Debenture and the Purchase Agreement.

15)

Company Covenants.

Other than with respect to actions taken in furtherance of consummating the Fundamental Transaction or Qualified Financing, so long as any portion of this Debenture is outstanding, without the prior written consent of the Holder (which consent may be withheld in the sole discretion of the Holder), the Company will not, directly or indirectly:

a)

Indebtedness. Other than equipment leases of up to $25,000 in the aggregate for any 12 month period, enter into, create, incur, assume or suffer to exist any indebtedness or Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, or pari passu with, in any respect, the Company’s obligations under the Debentures; provided, however, that this provision shall not prevent the Company from entering into any transaction, the purpose of which is to repay this Debenture, provided all proper notices are given in accordance herewith;

b)

Repayment of Indebtedness. Repay any principal due and owing on any promissory notes debentures, or other forms of indebtedness, other than (i) periodic interest payments due and owing thereunder; (ii) repayment due of any principal amount or interest due or becoming due under this Debenture; and (iii) repayment of the indebtedness set forth in in the Purchase Agreement; provided, nothing contained in this section shall prohibit the Company from making any payments with respect to trade payables made in the ordinary course of the Company’s business;

c)

Repayment of Shares. Repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimus number of shares of its Common Stock or other equity securities or as otherwise permitted by the Transaction Documents;

d)

Bylaws. Amend its articles of incorporation or bylaws as to materially adversely affect any rights of the Holder in its capacity as a holder of the Debentures;

e)

Loans and Investments. Lend or advance money, credit or property to any person or entity, or invest in (by capital contribution or otherwise), or purchase or repurchase the stock or indebtedness or assets or properties of any person or entity, or agree to do any of the foregoing, other than in the ordinary course of business;

f)

Guarantees. Assume, endorse or otherwise become or remain liable in connection with the obligations (including accounts payable) of any other person or entity (other than a Subsidiary), other than in the ordinary course of business.

g)

Sale of Assets, Dissolution, Etc. Transfer, sell, assign, lease or otherwise dispose of all or substantially all of its properties or assets, wind up, liquidate or dissolve, or agree to any of the foregoing, other than in the ordinary course of business;

h)

No Dividends; No Redemption. Declare any dividend, pay or set aside for payment any dividend or other distribution, in cash, stock, or other property, or make any payment to any related parties, including to any preferred stockholders, as a dividend, redemption, or otherwise, other than the payment of salaries in the ordinary course of business; or enter into any agreement obligating the Company to undertake any of the matters set forth in this Section 15.

16)

Additional Company Covenants.

a)

Other than with respect to actions taken in furtherance of consummating the transaction or, so long as any portion of this Debenture is outstanding and unless the Holder otherwise consents in writing, which consent may be withheld in the sole discretion of the Holder, the Company will:

i)

Taxes and Liens. Promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of the Company, or upon any property, real, personal or mixed, belonging to the Company, or upon any part thereof, and also any lawful claims for labor, material and supplies which if unpaid, might become a lien or charge against any such property; provided, however, the Company shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings; but, provided further that any such tax, assessment, charge, levy or claim shall be paid or bonded in a manner satisfactory to the Holder upon the commencement of proceedings to foreclose any lien securing the same.

ii)

Business and Existence. Do or cause to be done all things necessary to preserve and to keep in full force and effect any licenses necessary to the business of the Company, its corporate existence and rights of its franchises, trade names, trademarks, and permits which are reasonably necessary for the continuance of its business; and continue to engage principally in the business currently operated by the Company.

iii)

Insurance and Properties. Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are required by all federal, state and local governments in the areas which the Company does business and as are usually carried by entities engaged in the same or similar business similarly situated. In addition, the Company shall maintain in full force and effect policies of liability insurance in amounts at least equal to that currently in effect.

iv)

Maintain Property and Assets. Maintain its property and assets in good order and repair and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management, and maintain annually adequate reserves for maintenance thereof.

v)

True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set aside on its books such reserves as may be required by GAAP, consistently applied, with respect to all taxes, assessments, charges, levies and claims referred to in (a) above, and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

vi)

Right of Inspection. Permit any person designated by the Holder, at the Holder’s expense, to visit and inspect any of the properties, books and financial reports of the Company, all at such reasonable times upon five (5) Business Days prior written notice to Company, up to a maximum of two (2) times per each 12-month period, provided the Holder does not unreasonably interfere with the daily operations of the Company.

vii)

Observance of Laws. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business except those that would not cause a material adverse effect, as determined in the reasonable discretion of the Holder.

viii)

Financial Reporting. The Company shall provide to Holder audited annual financial statements, audited by its independent certified public accounting firm. Said financial statements shall be prepared in accordance with GAAP, consistently applied, and shall be delivered to Holder within ninety (90) days after the close of the Company’s fiscal year. The Company shall provide to Holder unaudited quarterly financial statements (including period to date and year to date actual to prior periods), both presented in accordance with GAAP, consistently applied (subject to such exceptions for interim financials as may be noted by the Company thereon), and shall be delivered to Holder within forty-five (45) days after the close each fiscal quarter of the Company.

17)

Default.

a)

The term “Default” wherever used herein, means any one of the following events (each an “Event of “Default”),whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body; provided it has remained uncured pursuant to this Agreement: (i) any default in the payment of (A) the principal amount of any Debenture, or (B) interest  on any Debenture, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which remains uncured; (ii) the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Transaction Documents which failure remains uncured; (iii) a default or event of default (subject to any grace or cure period provided for herein, or in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound and not cured; (iv) any representation or warranty made herein, in any other Transaction Documents, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Debentures shall be knowingly untrue or incorrect in any material respect as of the date when made or deemed made;(v) there shall have occurred a Bankruptcy Event; (vi) the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $25,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; (vii)  the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 75% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase any its outstanding shares of Common Stock or any equity security issued by the Company which is convertible into or exchangeable into Common Stock (“Common Stock Equivalents”); (viii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon exercise of the Warrants in full and not remedied as permitted in the Transaction Documents; (ix) the Company shall redeem any of the Common Stock Equivalents; or (x) the occurrence of an Event of Default as defined in the Purchase Agreement.

b)

Notice of Default/ Company’s Right to Cure.

c)

If any Event of Default under this Agreement shall occur, the Holder shall provide six (6) months prior written notice to Company, specifying the Default with sufficient particularity that the Company will have an opportunity to correct such Default (the “Notice of Default”)  Company shall then have twelve (12) months subsequent to receipt of such Notice of Default to cure such Default, if such cure is possible.

d)

Remedies Upon Event of Default. If any Event of Default occurs, and shall thereafter remained uncured pursuant to this Agreement, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture while such Event of Default is continuing shall accrue at the rate of 10% per annum, or such lower maximum amount of interest permitted to be charged under applicable law or regulation. All Debentures for which the full principal amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company;

18). Miscellaneous.

a)

Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, emailed, or sent by a nationally recognized overnight courier service, addressed to the Company, at 2030 Main Street, Suite 660, Irvine California 92614, Attn: John Stroh, Chief Executive Officer, or such other address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, emailed, sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder set forth in the relevant subscription agreement, or such other address as such Holder may specify in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered prior to 5:30 p.m. (, time), (ii) the date after the date of transmission, if such notice or communication is delivered later than 5:30 p.m. (, time) on any date and earlier than 11:59 p.m. (, time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)

Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)

Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d)

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of  California, without regard to the principles of conflicts of law thereof, except to the extent that the General Corporation Law of the State of governs the affairs and operation of the Company. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Orange County, California (the “ Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e)

Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

f)

Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)

Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

i)

Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Documents. Notwithstanding any provision to the contrary contained in any Transaction Documents, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the Maximum Rate, and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date of such increase or decrease forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness, if any, evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election in the event any principal amount remains outstanding.

j)

Amendment. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties hereto.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

GATC HEALTH, INC.

By:/s/ Jeff Moses

Print Name: Jeff Moses

Title: President